Exhibit 16.1

August 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the section entitled “Changes in and Disagreements With Accountants on Accounting and Financial Disclosure” included within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PQ Group Holdings Inc.’s registration statement on Form S-1 (Registration No. 333-218650), and have the following comments:

1.	We agree with the statements made in the first, second and fourth paragraphs of the aforementioned section.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph of the aforementioned section.

Yours truly,

/s/ DELOITTE & TOUCHE LLP